Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the "Agreement") is made and entered into as of March 1, 2015, by and between Select-TV Solutions, Inc., a Nevada Company (the "Company") and Brooks E. Pickering, an individual (the "Executive").

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1.	Term. This Agreement shall commence on March 1st, 2015 (the "Effective Date") and shall terminate on February 28, 2017, unless terminated by either Party in accordance with Section 9 of this Agreement, or as extended by the Parties by written agreement. Should the Executive continue providing the Services after February 28, 2017 without a further agreement in writing, the terms of this Agreement shall continue to apply on a month-to month basis until the Parties enter into a further agreement.

2.	Position and Duties.

2.1.	Position. During the Employment Term, the Executive shall serve as the President and Chief Operating Officer, reporting directly to the Company's Board of Directors (the "Board"). In such position, the Executive shall have such duties, authority and responsibility as shall be determined from time to time by the Board, which duties, authority and responsibility are consistent with the Executive's position.

2.2.	Duties. The initial duties of the Executive are described in Exhibit A- Duties of Executive, attached hereto.

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3.	Compensation

3.1.	Salary. Effective March 1, 2015, the Executive shall be paid an initial monthly salary of US$12,500 (the "Initial Salary") until either (a) the Company (or any of its subsidiaries or successor entities) completes an initial public offering on the AIM Stock Exchange or equivalent market; or (b) the Company has three months of positive EBITDA, after which the Initial Salary shall increase to US$25,000 (the "Base Salary") per month; OR (C) THE Company has not reached the milestones in (a) or (b) but has made good progress, in which case the Board will work with Executive to determine an appropriate increase in compensation. Salary payments shall be made semi-monthly in accordance with the Company's payroll policy.

3.2.	Semi-Annual Bonus.

(a) For each complete semi-annual period (ending August and February) of the Contract Term, the Executive shall have the opportunity to earn a semi-annual bonus (the "Semi-Annual Bonus") equal to 75% of the total consulting fee earned during the same period (the "Target Bonus"), based on achievement of semi-annual target performance goals established by the Board; provided that, if the Executive achieves performance goals superior to those established by the Board, then the Executive shall be eligible to receive additional bonuses up to a total of 150% of the Target Bonus.

(b) The Semi-Annual Bonus, if any, will be paid within 30 days after the end of the applicable period.

3.3.	Performance Options. The Executive shall be eligible to receive annual stock option grants (the "Performance Options") in connection with meeting specific performance objectives (the "Performance Objectives") established by the Company's Board. The Parties agree to the following minimum Performance Options:

Option Grant Period	Number of Performance Options Granted	Exercise Price per Share
Upon achievement of 2015 Objectives	2,500,000	US$0.10
Upon achievement of 2016 Objectives	2,500,000	US$0.10

The Performance Options shall be subject to the terms and conditions set forth in a formal award agreement to be mutually agreed upon between the parties. Performance Options shall expire, if unexercised, on the earlier of: (i) 180 days following Termination as defined in this Agreement, or (ii) 3 years from their issuance date.

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3.3.1.	Performance Objectives for Year 1. The basic Performance Objectives for 2015 and corresponding award weighing are as follows:

3.3.1.1.	Achieving minimum gross advertising revenue mutually agreed upon between the Parties: 40% of total Performance Options;

3.3.1.2.	Other Performance Objectives to be mutually agreed upon between the Parties based upon the approved budget and business plan for 2015, including: (i) earnings before interest, taxes, depreciation and amortization ("EBITDA"); and (ii) installed base, mobile users, total revenue, and cost management: 50% of total Performance Options;

3.3.1.3.	Certain qualitative Performance Objectives related to business leadership, to be mutually agreed upon between the parties: 10% of total Performance Options.

3.3.2.	Performance Objectives for Year 2. No later than December 31, 2015, the parties shall agree upon the specific Performance Objectives for Year 2.

4.	Expenses. The Executive shall be entitled to reimbursement of all reasonable and necessary out-of-pocket business, entertainment, travel, cellular and data expenses incurred by the Executive in connection with the performance of Executive's duties hereunder in accordance with the Company's expense reimbursement policies and procedures.

5.	Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, "Employee Benefit Plans"), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

6.	Vacation; Paid Time-off. During the Employment Term, the Executive shall be entitled to fifteen (15) days of paid vacation days per calendar year (prorated for partial years) in accordance with the Company's vacation policies, as in effect from time to time. The Executive shall receive other paid time-off in accordance with the Company's policies for executive officers as such policies may exist from time to time.

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7.	Company Indemnification. During the term of the Executive's engagement with the Company, and for a period of two (2) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors' and officers' liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company. If the Company fails to provide adequate coverage, the indemnification language below shall apply;

To the extent that directors' and officers' liability insurance provides inadequate coverage in the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), the Executive shall be indemnified and held harmless by the Company to the extent and on terms that are no less favorable than the indemnification terms afforded to other directors and Executives or executives performing similar roles in the Company, from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees).

8.	Executive Indemnification. The Executive agrees to indemnify and hold harmless the Company and its directors, officers, agents, representatives and employees (including attorney's fees) from and against all claims, demands, and causes of action arising from Executive's failure to perform job functions or duties as required, or resulting from conduct while engaging in any activity outside the scope of this Agreement, before, during or after the termination of this Agreement or any wrongful or negligent act or omission of the Executive. Upon the Company's request, the Executive shall at his own cost defend the Company and its directors, officers, agents, representatives and employees against such claims and demands.

9.	Termination. The Employment Term and the Executive's employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least thirty (30) days advance written notice of any termination of the Executive's employment. Upon termination of the Executive's employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 9 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

9.1.	Definitions.

9.1.1.	Cause. For the purposes of this Agreement, "Cause" shall mean:

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9.1.1.1.	the wilful refusal or failure of the Executive to perform the duties and responsibilities established under this Agreement;

9.1.1.2.	the Executive commits a dishonest act such as theft, fraud, embezzlement, misappropriation against the Company or its affiliates;

9.1.1.3.	the Executive breaches the confidentiality and non-solicitation undertakings set forth in this Agreement; or

9.1.1.4.	any other cause deemed sufficient in law or in any other circumstances in which no notice or payment in lieu thereof is required by law.

9.1.2.	Change of Control. For the purposes of this Agreement, "Change of Control" shall mean:

9.1.2.1.	one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such Company; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company's stock and acquires additional stock;

9.1.2.2.	one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company's stock possessing 50% or more of the total voting power of the stock of such Company;

9.1.2.3.	a majority of the members of the Board are replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

9.1.2.4.	the sale of all or substantially all of the Company's assets.

9.2.	Termination For Cause. This Agreement may be terminated by the Company at any time without notice for Cause (as defined above). If the Agreement is terminated for Cause, the Executive shall not be entitled to any payments in the nature of severance or termination payments, however the Executive shall be entitled to receive:

9.2.1.	Any accrued but unpaid Professional Fees, which shall be paid on the termination date;

9.2.2.	Any earned but unpaid Semi-Annual Bonus with respect to any completed semi annual periods immediately preceding the termination date, which shall be paid on the otherwise applicable payment date;

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9.2.3.	Reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company's expense reimbursement policy.

Items 9.2.1 through 9.2.3 are referred to herein collectively as the "Accrued Amounts".

9.3.	Termination Without Cause or for Convenience. The Company may terminate this Agreement without Cause or for Convenience at any time by providing to the Executive 30 days prior written notice. If terminated without cause or for Convenience, the Executive shall be entitled to receive:

9.3.1.	The Accrued Amounts, as defined above;

9.3.2.	A lump sum payment equal to six months of the Base Salary, which shall be paid within thirty (30) days following the Termination Date.

9.4.	Termination Due to a Change of Control. In the event that a Change in Control (as defined above) occurs during the Contract Term, the Executive may terminate his employment for any reason during the 180-day period following the Change in Control and such termination shall be deemed to be for Good Reason, except in the case where an acquirer requires the Executive to continue performing his role or a similar role in the company for a mutually agreed upon period of time post-acquisition (the "Extension Period") and is prepared to adequately compensate Executive for performing such services, in which case Executive agrees to waive his right to terminate his employment until the end of the agreed upon Extension Period. In the event of a Change of Control, and subject to any agreed upon Extension Period, the Executive may terminate this Agreement by providing the Company or its successor with 30 days prior written notice. If terminated due to a Change in Control, the Executive shall be entitled to receive:

9.4.1.	The Accrued Amounts, as defined above;

9.4.2.	A lump sum payment equal to six months of the Base Salary, which shall be paid within thirty (30) days following the Termination Date.

9.4.3.	For the purposes of this Agreement, the merger of Select-TV Solutions, Inc. and Select-TV Malaysia, if and when it happens, does not constitute a Change of Control.

9.5.	In All Cases. Notwithstanding the terms of any Stock Plan or any applicable award agreements, if terminated for any reason, the Executive shall be entitled to receive the following:

9.5.1.	All Restricted Shares shall become fully vested;

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9.5.2.	All outstanding earned but unvested stock options granted to the Executive during the Contract Term shall become fully vested and exercisable for a period of one hundred eighty (180) days. Earned but unvested options are calculated according to the following formula: the number of months worked in the period when an option grant is being earned divided by twelve times the number of options granted for that Option Grant Period (as specified in the table in para 3.3 above), subject to meeting the Performance Objectives described in Section 3.3.1 or 3.3.2 above. For example, if terminated in November, 2015, Executive would immediately vest 1,875,000 options (9/12 times 2.5m) provided the Performance Objectives associated with the period of engagement (in this case March to November, 2015) have successfully been achieved. If the Performance Objectives have not been met, there will be no earned options and no option vesting.

10.	Confidentiality Agreement. Concurrent with the execution of this Agreement, Executive shall execute the Company's Confidential Information, Non-Compete and Invention Assignment Agreement, attached hereto as Exhibit B.

11.	Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Nevada without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Nevada, county of Clark. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

12.	Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

13.	Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Chairman of the Board of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

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14.	Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

15.	Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

16.	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

17.	Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

18.	Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Select-TV Solutions, Inc.

1395 Brickell Avenue

Suite 800

Miami, FL 33131

Attention: Philippe Germain, Chairman

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If to the Executive:

9484 So. Eastern Avenue

Suite 105-330

Las Vegas, NV 89123

19.	Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

20.	Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

21.	Executive Acknowledgement. The Executive acknowledges that he has had the necessary time to read and understand this Agreement and the opportunity to ask any relevant questions that he may have, and that he has verified the scope of his rights and obligations and has had the opportunity to consult a legal advisor of his choosing. Furthermore, the Executive acknowledges that the components of this Agreement were reached following negotiation and that, consequently, he understands and accepts the nature and scope of his rights and the obligations set out herein.

[Signature page follows]

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IN WITNESS WHEREOF, THE PARTIES HAVE SIGNED TillS AGREEMENT ON THE DATE FIRST INDICATED ABOVE, TO BE EFFECTIVE AS OF THE EFFECTIVE DATE.

SELECT-TV SOLUTIONS, INC.

By /s/ Philippe Germain	/s/ Brooks E. Pickering
Name: Philippe Germain	Brooks E. Pickering
Title: Chairman

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Exhibit A

Duties of Executive

Job Purpose. Responsible for establishing the company's goals and strategies and presiding over the entire workforce. Oversees budgets and ensures resources are properly allocated. Ensures departments meet individual goals. Responsible for overall accountability to shareholders and the general public.

Essential Duties and Responsibilities:

1.	Provide visionary and strategic leadership for the Company.

2.	Develop a strategic plan to advance the Company's mission and objectives and to promote revenue, profitability, and growth as an organization.
3.	Develop and implement strategies and set the overall direction of the Company.
4.	Collaborate with the Board to develop the policies and direction of the Company.
5.	Provide adequate and timely information to the Board to enable it to effectively execute its oversight role.
6.	Meet with the Board and other executives to determine if Company is in accordance with goals and policies.
7.	Present company report at Annual Stockholder and Board of Director meetings.
8.	Direct the Company's financial goals, objectives, and budgets.
9.	Review activity reports and financial statements to determine progress and status in attaining objectives and revise objectives and plans in accordance with current conditions.
10.	Oversee foreign operations (the Americas) to include evaluating operating and financial performance.
11.	Oversee all other executives and staff within the Company.
12.	Direct Company planning and policy-making committees.
13.	Direct staff, including organizational structure, professional development, motivation, performance evaluation, discipline, compensation, personnel policies, and procedures.
14.	Approve Company operational procedures, policies, and standards.
15.	Implement the organization's guidelines on a day-to-day basis.
16.	Oversee the hiring, training, and termination of employees.
17.	Preside over quality control.
18.	Oversee the investment of funds and manage associated risks, supervise cash management activities, execute capital-raising strategies to support the Company's expansion, and deal with mergers and acquisitions.
19.	Develop and maintain relationships with other associations, industry, and government officials that are in the best interest of the company.
20.	Manage press releases and public relations.
21.	Promote the company through written articles and personal appearances at conferences and on radio and TV.
22.	Represent the company at legislative sessions, committee meetings, and at formal functions.
23.	Promote and encourage investment in the Company.
24.	Other duties as assigned.

Future Position. The Parties agree that Executive is intended to become, subject to the terms of this Agreement, the Chief Executive Officer of all operations in the Americas (North America, Central America, South America, Hawaii and the Caribbean).

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Exhibit B

Select-TV Solutions, Inc.

Confidential Information,

Non-Compete and Invention Assignment Agreement

As a condition of my employment as a Consultant (the "Employment") with Select-TV Solutions, Inc., its subsidiaries, affiliates, successors or assigns (together the "Company"), and in consideration of my further employment with the Company and my receipt of the compensation now and hereafter paid to me by Company and the Company's agreement in Section l(a)(i), I agree to the following terms and conditions of this Confidential Information and Invention Assignment Agreement (the "Agreement"):

1.	Confidential Information.

(a)	Company Information.

(i) The Company agrees that upon the commencement of my employment, it will make available to me that Confidential Information of the Company that will enable me to optimize the performance of my duties to the Company. In exchange, I agree to use such Confidential Information solely for the Company's benefit. Notwithstanding the preceding sentence, I agree that upon the termination of my employment in accordance with Section 1, the Company shall have no obligation to provide or otherwise make available to me any of its Confidential Information. I understand that "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act or omission of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

(ii) I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the exclusive benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company.

(b) Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

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(c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party.

2. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as "Prior Inventions"), which belong to me, which relate to the Company's proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, any Prior Invention owned by me or in which I have an interest into a Company product, process or machine without the Company's prior written consent. Notwithstanding the foregoing sentence, if, in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as "Inventions"), except as provided in Section 2(f) below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Invention developed by me solely or jointly with others is within the Company's sole discretion and for the Company's sole benefit and that no royalty will be due to me as a result of the Company's efforts to commercialize or market any such Invention.

(c) Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

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(e) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including, but not limited to, the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

(f) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company shall not apply to any invention that I have developed entirely on my own time without using the Company's equipment, supplies, facilities, trade secret information or Confidential Information except for those inventions that either (i) relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company or (ii) result from any work that I performed for the Company. I will advise the Company promptly in writing of any inventions that I believe meet the foregoing criteria and not otherwise disclosed on Exhibit A.

3. Returning Company Documents, etc. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, but not limited to, those records maintained pursuant to paragraph 2(d). In the event of the termination of my employment, I agree to sign and deliver the "Termination Certification" attached hereto as Exhibit B.

4. Solicitation of Employees. I agree that for a period of eighteen (18) months immediately following the termination of my relationship with the Company for any reason, whether with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice, I will not hire any employees of the Company and I will not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company's employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.

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5. Interference. I agree that during the course of my employment and for a period of eighteen (18) months immediately following the termination of my relationship with the Company for any reason, whether with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice, I will not, either directly or indirectly, interfere with the Company's contracts and relationships, or prospective contracts and relationships, including, but not limited to, the Company's customer or client contracts and relationships.

6. Covenant Not to Compete.

(a) I agree that during the course of my employment and for a period of eighteen (18) months immediately following the termination of my relationship with the Company for any reason, whether with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice, I will not, without the prior written consent of the Company, (i) serve as a partner, employee, consultant, officer, director, manager, agent, associate, investor, or otherwise for, (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (iii) build, design, finance, acquire, lease, operate, manage, invest in, work or consult for or otherwise affiliate myself with, any business in competition with or otherwise similar to the Company's business. The foregoing covenant shall cover my activities in every part of the Territory in which I may conduct business during the term of such covenant as set forth above. "Territory" shall mean (i) all counties in the State of Nevada, (ii) all other states of the United States of America and (iii) all other countries of the world; provided that, with respect to clauses (ii) and (iii), the Company derives at least five percent (5%) of its gross revenues from such geographic area prior to the date of the termination of my relationship with the Company.

(b) I acknowledge that I will derive significant value from the Company's agreement in Section 1(a)(i) to provide me with that Confidential Information of the Company to enable me to optimize the performance of my duties to the Company. I further acknowledge that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to disclose nor to use the Company's Confidential Information other than for the Company's exclusive benefit and my obligation not to compete contained in subsection (a) above, is necessary to protect the Company's Confidential Information and, consequently, to preserve the value and goodwill of the Company. I further acknowledge the time, geographic and scope limitations of my obligations under subsection (a) above are reasonable, especially in light of the Company's desire to protect its Confidential Information, and that I will not be precluded from gainful employment if I am obligated not to compete with the Company during the period and within the Territory as described above.

(c) The covenants contained in subsection (a) above shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in subsection (a) above. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions of subsection (a) above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.

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7. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

8. Arbitration and Equitable Relief.

(a) Arbitration. Except as provided in subsection (b) below, I agree that any dispute, claim or controversy concerning my employment or the termination of my employment or any dispute, claim or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Las Vegas, Nevada in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The Company and I shall each pay one-half of the costs and expenses of such arbitration, and each of us shall separately pay our counsel fees and expenses.

(b) Equitable Remedies. I agree that it would be impossible or inadequate to measure and calculate the Company's damages from any breach of the covenants set forth in Sections 1, 2, 4, 5 and, 6 herein. Accordingly, I agree that if I breach any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance.

9. General Provisions.

(a) Governing Law; Consent to Personal Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEVADA WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES. I HEREBY EXPRESSLY CONSENT TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEVADA FOR ANY LAWSUIT FILED THERE AGAINST ME BY THE COMPANY CONCERNING MY EMPLOYMENT OR THE TERMINATION OF MY EMPLOYMENT OR ARISING FROM OR RELATING TO THIS AGREEMENT.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, including, but not limited to, the covenant not to compete in Section 6, then the remaining provisions will continue in full force and effect.

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(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

(e) Construction. The language used in this Agreement will be deemed the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against either party.

(f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one agreement.

13. I acknowledge and agree to each of the following items:

(a) /s/ I am executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else; and

(b) /s/ I have carefully read this Agreement. I have asked any questions needed for me to understand the terms, consequences and binding effect of this Agreement and fully understand them; and

(c) /s/ I sought the advice of an attorney of my choice if I wanted to before signing this Agreement.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day, month and year first set forth below; provided, however, that the Company executed this Agreement solely for the purpose of entering into the covenants contained in Section 1(a)(i).

Date: 3-1-15

COMPANY:

____________________________________

Company Representative’s Signature

____________________________________	Date: _________________________
Company Representative’s Printed Name

EMPLOYEE:

/s/ signature

Employee’s Signature

Brooks E. Pickering	Date: 3-1-15
Employee’s Printed Name

WITNESS:

Witness Signature

Date:
Witness Printed Name

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EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

[X] No inventions or improvements

[_] Additional Sheets Attached

Signature of Employee: /s/ signature

Print Name of Employee: Brooks E. Pickering

Date: 3-1-15

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EXHIBIT B

SELECT-TV SOLUTIONS, INC.

TERMINATION CERTIFICATION

I certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Select-TV Solutions, Inc., its subsidiaries, affiliates, successors or assigns (together, the "Company").

I further certify that I have complied with all the terms of the Company's Confidential Information, Non-Complete and Invention Assignment Agreement signed by me, including, but not limited to, the reporting of any Inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I confirm my agreements contained in Section 1 (Confidential Information), Section 4 (Solicitation of Employees), Section 5 (Interference) and Section 6 (Covenant Not to Compete) of the Confidential Information, Non-Compete and Invention Assignment Agreement.

[Employee’s Signature]	[Date]

__________________________________
[Typed or Printed Name of Employee]

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